Exhibit 10.1

NON-EMPLOYEE DIRECTOR CASH COMPENSATION

Annual Retainer	$50,000 per year*
Board Meeting Fee	$2,000 per meeting
Committee Chairman Fee	$2,000 per meeting
Audit Committee Chairman Annual Retainer	$7,500 per year*
Committee Meeting Fee	$1,200 per meeting

* Paid in four quarterly installments.